Exhibit 99.1

Financial Report January – March 2017

Record sales, exceeding margin and growth guidance

(Stockholm, Sweden, April 28, 2017) – – – For the three-month period ended March 31, 2017, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported record consolidated sales of $2,608 million. Quarterly organic sales* grew by 4.4%. The reported operating margin was 8.3% while the adjusted operating margin* was 8.4% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for quarterly organic sales to increase by “more than 3%” and an adjusted operating margin of “around 8%”.

For the second quarter of 2017, the Company expects organic sales to increase by around 2% and an adjusted operating margin of around 8.5%. The expectation for the full year remains unchanged with an organic sales growth of around 4% and an adjusted operating margin of around 8.5%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

Key Figures

(Dollars in millions, except per share data)	Q1 2017	Q1 2016	Change
Net sales	$2,608.1	$2,430.0	7.3%
Operating income	$217.6	$205.2	6.0%
Operating margin	8.3%	8.4%	(0.1)pp
Adjusted operating margin1)	8.4%	9.1%	(0.7)pp
Earnings per share, diluted[2], 3)	$1.62	$1.51	7.3%
Adjusted earnings per share, diluted[1,2], 3)	$1.65	$1.66	(0.6)%
Operating cash flow	$149.2	$200.5	(25.6)%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Jan Carlson, Chairman, President & CEO

“The first quarter developed slightly better than expected, with organic sales growth* and adjusted operating margin* both exceeding our expectations from the beginning of the quarter.

In Passive Safety, I am pleased that our share of order intake continued at a high level, further strengthening our future market share and growth expectations. The passive safety industry situation is unchanged from last year and we continue to focus on flawless execution on our high order intake. We continue our engineering efforts but are gradually shifting to a production focus as we prepare to execute on the historically high order intake. Despite the short term strain on the organization in preparing for these deliveries, Passive Safety reached double digit operating margin in the quarter.

In Electronics, we won active safety orders with three OEMs in the quarter, taking the order total for the past twelve months to eight orders with five different OEMs. I am also pleased to say that Autoliv is the main supplier of active safety products to the new Mercedes S-class and that the European premium OEM order win we announced in February is with Volvo Cars. This order means that Autoliv will supply active safety products, including radar and vision algorithms.

We continue to invest in competence and capacity for the future. We have now recruited 982 of the 1,000 engineers we said we intended to recruit between July 2016 and June 2017. About half are in Passive Safety and half in Electronics.

In April, we announced the start of operations for Zenuity, our joint venture with Volvo Cars and platform for developing software for autonomous driving and driver assistance. We already see considerable interest from several OEMs. The Zenuity initiative is part of the journey towards autonomous driving, which requires the fusion of a multitude of technologies and competences, which in turn requires a multitude of co-operations, alliances and other partnerships.

Light vehicle production grew by almost 6% in the quarter, with growth in all regions. However, we currently see some uncertainties relating to light vehicle production growth, including high inventory levels and slower sales momentum, especially in North America and China. We continue to monitor the situation closely and are prepared to take necessary actions.

With quality as our first priority, we continue to execute on our growth and margin opportunities while staying focused on saving more lives and creating value for our stakeholders.”

An earnings conference call will be held at 2:00 p.m. (CET) today, April 28. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q1 Report – 2017	1st Quarter

Outlook

Mainly based on our customer call-offs, we expect organic sales for the second quarter of 2017 to grow by around 2% compared to the same quarter of 2016. Currency translations are expected to have a negative effect of around 3%, resulting in a consolidated sales decline of around 1%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be around 8.5%.

The expectation for the full year 2017 remains unchanged at an organic sales growth of around 4%. Currency translations and M&A activities are expected to have a combined negative effect of less than 1%, resulting in a consolidated sales increase of around 3%. The expectation for the full year adjusted operating margin remains around 8.5%, excluding costs for capacity alignments and antitrust related matters.

The projected tax rate, excluding any discrete items, for the full year 2017, is expected to be around 30% and is subject to change due to any discrete or nonrecurring events that may occur.

We expect the operational cash flow for the full year 2017 to remain strong and to be more than $0.8 billion, excluding antitrust related matters and any other discrete items. Supporting our growth strategy, capital expenditures are expected to be in the range of 5-6% of sales for the full year, while R,D&E investments, net are expected to be at the high end of the 6.5-7.0% range of sales for the full year.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

First Quarter Financial Highlights

Consolidated net sales increased by 7.3% compared to the same quarter of 2016 with an organic growth* of 4.4%, negative currency translation of around 2% and impact from acquisitions of 5%. Key drivers for the organic growth were Europe, Japan and India. The adjusted operating margin* decreased by 70bps to 8.4%, compared to the same quarter of 2016, as the effects of higher sales were more than offset by increased costs for growth, including R,D&E, net, which increased by 90bps from 6.5% to 7.4% of sales. EPS, diluted, increased by 7% to $1.62, as compared to the same quarter 2016, mainly due to lower costs for capacity alignments and antitrust related matters. Operating cash flow of $149 million was lower than the same quarter prior year due to increased working capital driven by unfavorable timing effects and lower factoring volumes. Net debt* was $312 million, compared to $362 million a year ago and $313 million at year-end 2016. The leverage ratio* declined from 0.5x the same quarter prior year to 0.4x as a result of the lower net debt.

Launches in the 1st Quarter

Kia KX7/Sorento Driver airbag, passenger airbag, side airbag, inflatable curtain and safety electronics.	Mercedes E-Class Coupé/Cabriolet Driver airbag with steering wheel, passenger airbag, knee airbag, active seatbelt with pretensioner, ADAS ECU, radar and camera system.	Jeep Compass Driver airbag with steering wheel, inflatable curtain, seatbelt with pretensioner and radar system.
Skoda Kodiaq Side airbag and active seatbelt with pretensioner.	Suzuki Swift Passenger airbag, side airbag and seatbelt with pretensioner.	VW Arteon Driver airbag with steering wheel, passenger airbag, side airbag and active seatbelt with pretensioner.
Nissan Micra Passenger airbag, side airbag, inflatable curtain and seatbelts with pretensioners.	Chevrolet Equinox Safety electronics.	Range Rover Velar Seatbelt with pretensioner.

Q1 Report – 2017	1st Quarter

Passive Safety

Sales

Change vs. same quarter last year
(Dollars in millions)	Q1 2017	Q1 2016	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbag2)	$1,354.3	$1,324.8	2.2%	-	(1.9)%	4.1%
Seatbelt2)	$687.1	$664.1	3.5%	-	(2.5)%	6.0%
Intersegment sales	$(1.2)	$(0.2)	-	-	-	-
Passive Safety sales	$2,040.2	$1,988.7	2.6%	-	(2.1)%	4.7%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales increased by 2.6% to $2,040 million. Excluding negative currency translation effects, the organic sales growth* was 4.7%.

Airbag sales had solid growth from frontal airbags in Japan (Mitsubishi and Toyota) and India (Hyundai/Kia and Suzuki). Growth in steering wheels contributed about 1.0pp to the total organic sales growth*, and was mainly driven by increases in Europe (Mercedes and Renault) and Japan (Mitsubishi and Toyota).

Seatbelt sales growth came mainly from Europe (especially with Volkswagen and Volvo) and North America (Volkswagen and Hyundai/Kia).

Inflator replacement sales affected the segment’s organic sales growth* negatively by less than 0.5pp.

Key figures

Change vs. same quarter last year
(Dollars in millions)	Q1 2017	Q1 2016	Change	Organic change*
Passive Safety sales	$2,040.2	$1,988.7	2.6%	4.7%
Passive Safety operating income	$204.9	$191.5	7.0%
Passive Safety operating margin	10.0%	9.6%	0.4pp
Passive Safety headcount	63,262	60,153	5.2%

Compared to the same period last year, the operating income was positively impacted by higher sales and lower costs for capacity alignments while higher investments in

R,D&E, net, as well as other costs supporting near term growth and increased raw material costs had a negative effect. Despite this, the operating margin reached 10.0%.

In focus

Our share of order intake continued at a high level in the first quarter of 2017. We continue to adapt our organization to the higher level of order intake that began in 2015. The focus is gradually shifting from managing an increase in application engineering to managing an increase in production starting towards the end of this year. The costs for growth relative to sales should be close to its peak.

We are also focused on being able to manage the increase in orders while still being prepared for possible changes in light vehicle production. We are closely monitoring the market development, particularly in North America and China.

During the quarter, we rolled out a new strengthened engineering organization, which we expect will facilitate an increased focus on productivity improvements.

Raw material price increases continue to be a challenge, which is likely to continue throughout the year, and we will continue our efforts to mitigate this trend.

Q1 Report – 2017	1st Quarter

Electronics

Sales

Change vs. same quarter last year
(Dollars in millions)	Q1 2017	Q1 2016	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Restraint Control and Sensing2)	$254.7	$250.6	1.6%	-	(1.0)%	2.6%
Active Safety	$191.5	$190.5	0.5%	-	(2.9)%	3.4%
Brake Systems	$120.5	-	100.0%	100.0%	-	-
Intersegment sales	$16.6	$15.3	-	-	-	-
Electronics sales	$583.3	$456.4	27.8%	26.7%	(1.8)%	2.9%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Electronics segment sales increased by 27.8% to $583 million compared to the same quarter 2016. Excluding the formation of ANBS and negative currency translation effects, the organic sales growth* was 2.9%.

Restraint Control and Sensing sales (mainly airbag control modules and remote sensing units) grew largely due to Hyundai/Kia in China and South Korea, partially offset by decreases for Ford in North America and Mazda in Japan.

The organic sales increase* for Active Safety (mainly automotive radars, night vision systems,

cameras with driver assist systems and positioning systems) was positively impacted by double-digit organic sales growth of radar and camera systems (especially due to models from Honda, Mercedes and FCA) and negatively impacted by sales declines for positioning systems in North America as well as the ramp-down of our internally developed brake control system.

Brake Systems sales amounted to 21% of consolidated sales for the Electronics segment.

Key Figures

Change vs. same quarter last year
(Dollars in millions)	Q1 2017	Q1 2016	Change	Organic change*
Electronics sales	$583.3	$456.4	27.8%	2.9%
Electronics operating income	$13.6	$11.8	15.3%
Electronics operating margin	2.3%	2.6%	(0.3)pp
Electronics headcount	6,933	6,124	13.2%

The operating margin declined despite higher sales, primarily due to higher investments in R,D&E, net,

supporting long term growth. Headcount increased with 809, of which 85% was within R,D&E.

In focus

In the first quarter, we won active safety orders with three different OEMs. In the past 12 months, we have won eight active safety orders with five different OEMs.

In April, we announced the start of operations of Zenuity, our joint venture with Volvo Cars and that Autoliv is the main supplier of active safety products to the new Mercedes S-class. In addition, the European premium OEM order win we announced in February is with Volvo Cars. This order means that Autoliv will supply active safety products, including radar and vision algorithms.

We see good strategic value in the technology from the MACOM acquisition. However, the faster than expected ramp-down of the positioning systems sales have resulted in an adjustment of an acquired intangible asset and the contingent consideration liability with limited net impact in the profit and loss account.

The work to integrate ANBS into Autoliv continues. Brake Systems’ sales are closely dependent on one customer and a limited number of vehicle models. Sales for these models have been lower than expected and therefore sales for Brake Systems is lower than we previously expected. The large order announced in February with a new customer was therefore an important breakthrough for the global opportunities we see for Brake Systems.

Q1 Report – 2017	1st Quarter

Sales by Region

Change vs. same quarter last year			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$916.0	12.8%	10.4%	(1.4)%	3.8%
Whereof:	China	$423.4	6.9%	9.2%	(5.0)%	2.7%
	Japan	$261.6	32.0%	24.1%	1.1%	6.8%
	Rest of Asia	$231.0	6.3%	-	3.1%	3.2%
Americas		$863.6	4.4%	4.4%	(1.5)%	1.5%
Europe		$828.5	4.7%	-	(3.3)%	8.0%
Global		$2,608.1	7.3%	5.0%	(2.1)%	4.4%
1) Effects from currency translations.

The organic sales growth* of 4.4% in the quarter was mainly driven by the organic growth in Europe, Japan and India. The inflator replacement sales impacted organic growth negatively by less than 0.5pp. Light vehicle production grew by 5.9%, according to IHS, and although we underperformed in the first quarter of 2017, we still expect to outperform for the full year of 2017.

The organic sales increase* from Autoliv’s companies in China was mainly driven by the global OEMs, primarily Renault/Nissan as well as replacement inflators sales. Organic sales to the domestic OEMs declined slightly, primarily caused by lower sales to SAIC-GM which was partly offset by strong sales to models from Geely and Great Wall.

Organic sales* growth from Autoliv’s companies in Japan was driven by the Japanese OEMs, in particular Mitsubishi, Toyota and Nissan. Offsetting effects are seen with decreasing sales of replacement inflators.

Organic sales* growth from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Hyundai, Suzuki and Tata. Sales in South Korea decreased slightly with Hyundai and GM, while sales in Thailand decreased due to lower sales to Mitsubishi.

Sales from Autoliv’s companies in Americas grew organically* by 1.5%. North America grew close to 1% organically, driven primarily by FCA, Hyundai/Kia and VW, partly offset by lower sales to Ford, GM and Nissan. South America grew organically by 36%, primarily with Chevrolet and VW.

The organic sales growth* in the quarter from Autoliv’s companies in Europe was mainly driven by Mercedes, especially the continued ramp up of the E-Class with high Active Safety content together with increased LVP for GLC with Radar Systems. Sales to Renault and VW were also significant organic growth contributors while offsetting effects were mainly seen with GM and Peugeot.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Apr 17, 2017, Q1 outcome	7.2%	7.1%	1.7%	4.2%	6.3%	5.9%
LVP, IHS Jan 16, 2017, Q1 estimate	2.8%	6.5%	(2.2)%	1.6%	5.6%	3.2%

Q1 Report – 2017	1st Quarter

Earnings

(Dollars in millions, except per share data)	Q1 2017	Q1 2016	Change
Net Sales	$2,608.1	$2,430.0	7.3%
Gross profit	$542.5	$501.0	8.3%
% of sales	20.8%	20.6%	0.2pp
S,G&A	$(120.3)	$(113.1)	6.4%
% of sales	(4.6)%	(4.7)%	0.1pp
R,D&E net	$(192.7)	$(158.8)	21.3%
% of sales	(7.4)%	(6.5)%	(0.9)pp
Operating income	$217.6	$205.2	6.0%
% of sales	8.3%	8.4%	(0.1)pp
Adjusted operating income1)	$220.3	$222.1	(0.8)%
% of sales	8.4%	9.1%	(0.7)pp
Income before taxes	$194.4	$190.3	2.2%
Tax rate	26.9%	29.9%	(3.0)pp
Net income	$142.1	$133.5	6.4%
Net income attributable to controlling interest	$143.9	$133.2	8.0%
Earnings per share, diluted[2], 3)	$1.62	$1.51	7.3%
Adjusted earnings per share, diluted[1,2], 3)	$1.65	$1.66	(0.6)%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the first quarter 2017 was $42 million higher than in the same quarter 2016. The gross margin increased by 0.2pp to 20.8% compared to the same quarter in 2016, mainly as a result of higher sales and favorable currency effects, partly offset by costs related to investments for growth and negative impact from raw material prices.

Selling, General and Administrative (S,G&A) expenses increased by $7 million compared to the same quarter of the previous year, but remained almost unchanged in relation to sales.

Research, Development & Engineering (R,D&E) expenses, net, increased by 21% compared to the same quarter of the previous year, amounting to 7.4% of sales compared to 6.5% of sales in the first quarter of 2016.

Operating income increased by $12 million to $218 million, or 8.3% of sales, compared to 8.4% of sales in the same quarter of 2016. Adjusted operating margin*, excluding costs for capacity alignment and antitrust related matters, was 8.4% of sales for the first quarter of 2017 compared to 9.1% of sales for the same period in 2016. The improved gross margin was more than offset by higher R,D&E, net to support future growth as well as acquisition effects.

Income before taxes increased by $4 million compared to the same quarter of the previous year. Net income attributable to controlling interest was $144 million, an increase of $11 million from the first quarter of 2016.

The effective tax rate in the first quarter of 2017 was 26.9% compared to 29.9% in the same quarter of 2016. Discrete tax items, net had a favorable impact of 0.3pp whereas in the same quarter of 2016 discrete tax items, net had an unfavorable impact of 1.7pp. The tax rate in the first quarter of 2017 was positively impacted by a favorable mix of earnings and tax rates in various jurisdictions compared to the first quarter of 2016.

Earnings per share (EPS) assuming dilution increased by 7% to $1.62 compared to $1.51 for the same period one year ago. The main positive items affecting EPS were 12 cents from lower capacity alignment and antitrust related matters and 4 cents from higher operating income, offset by 6 cents from currency effects. The adjusted EPS* assuming dilution was $1.65 compared to $1.66 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.5 million compared to 88.3 million in the first quarter of 2016.

Q1 Report – 2017	1st Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $149 million compared to $201 million in the same quarter of 2016. The decrease was primarily related to the increase in working capital.

Cash flow before financing* was $28 million compared to negative $118 million during the same quarter of 2016. Capital expenditures, net, of $121 million were $7 million more than depreciation and amortization expense during the quarter and $30 million more than capital expenditures, net during the first quarter of 2016.

During the quarter, working capital increased to 16% of sales from 15% of sales on December 31, 2016 and operating working capital* as a percentage of sales was 6.5%, up from 6.0% on March 31, 2016. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales increased to 75 days outstanding from 74 days outstanding on December 31, 2016 as well as on March 31, 2016. Days inventory outstanding was 30 days, down from 33 days on December 31, 2016 and from 32 days on March 31, 2016.

The Company’s net debt position* decreased by $1 million during the quarter to $312 million at March 31, 2017. Gross interest-bearing debt increased during the quarter by $6 million to $1,549 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of March 31, 2017, the Company had a leverage ratio of 0.4x.

During the quarter, total equity increased by $181 million to $4,107 million, mainly due to $142 million from net income and positive currency translations of $88 million. The increase was partly offset by $53 million in dividends. Total parent shareholders’ equity was $3,854 million corresponding to $43.64 per share.

Headcount

	March 31, 2017	December 31, 2016	March 31, 2016
Headcount	70,580	70,293	66,633
Whereof: Direct workers in manufacturing	67%	68%	69%
Best Cost Countries	75%	75%	74%
Temporary personnel	13%	13%	11%

Compared to December 31, 2016, total headcount (permanent employees and temporary personnel)

increased by 287 people, mainly due to the continued hiring of engineers.

Q1 Report – 2017

Other Items

•

On April 5, 2017, Autoliv announced it was recognized by General Motors as a Supplier of the Year Winner. This was the sixth time Autoliv has received the award. Autoliv was honored for its Sensing and Diagnostic Modules used to control the vehicle passive safety restraints system by sensing impact events. Proprietary algorithms deploy the appropriate vehicle restraint devices to protect the occupants. Winning suppliers were chosen by a global team of GM purchasing, engineering, quality, manufacturing and logistics executives and selected based on performance criteria in Product Purchasing, Indirect Purchasing, Customer Care and Aftersales, and Logistics.

•

On April 18, 2017, Autoliv announced the start of operations of Zenuity, Autoliv’s and Volvo Cars’ autonomous driving joint venture. Zenuity is a new entrant in the growing global market for autonomous driving software systems. It marks the first time a premium car maker has joined forces with a tier one supplier to develop leading advanced driver assist systems (ADAS) and autonomous driving (AD) technologies. Headquartered in Gothenburg, Sweden, with additional operations in Munich, Germany and Detroit, USA, the initial workforce of close to 300 people is from Autoliv and Volvo Cars as well as some new hires. The joint venture’s workforce is expected to grow to over 600 employees in the medium term.

Dividends

On February 20, 2017, the Company declared a quarterly dividend to shareholders of 60 cents per share for the second quarter 2017, an increase of 2 cents per share from the previous level, with the following payment schedule:

Ex-date (common stock)	May 15, 2017
Ex-date (SDRs)	May 16, 2017
Record Date	May 17, 2017
Payment Date	June 1, 2017

Next Report

Autoliv intends to publish the quarterly earnings report for the second quarter of 2017 on Friday, July 21, 2017.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Inquiries: Media

Thomas Jönsson

Vice President Corporate Communications

Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on April 28, 2017.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q1 Report – 2017

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition;

higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructurings or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q1 Report – 2017

Key Ratios

	Quarter January - March		Latest 12	Full Year
	2017	2016	months	2016
Earnings per share, basic1)	$1.63	$1.51	$6.55	$6.43
Earnings per share, diluted[1], 2)	$1.62	$1.51	$6.53	$6.42
Total parent shareholders’ equity per share	$43.64	$40.82	$43.64	$41.69
Cash dividend paid per share	$0.58	$0.56	$2.32	$2.30
Operating working capital, $ in millions3)	666	563	666	579
Capital employed, $ in millions4)	4,419	4,227	4,419	4,240
Net debt, $ in millions3)	312	362	312	313
Net debt to capitalization, %5)	7	9	7	7
Gross margin, %6)	20.8	20.6	20.5	20.4
Operating margin, %7)	8.3	8.4	8.4	8.4
Return on total equity, %8)	14.2	14.6	14.3	14.6
Return on capital employed, %9)	20.2	20.8	19.9	20.3
Average no. of shares in millions2)	88.5	88.3	88.5	88.4
No. of shares at period-end in millions10)	88.3	88.2	88.3	88.2
No. of employees at period-end[1]1)	61,663	59,066	61,663	61,502
Headcount at period-end[1]2)	70,580	66,633	70,580	70,293
Days receivables outstanding[1]3)	75	74	76	74
Days inventory outstanding[1]4)	30	32	30	33

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Net income relative to average total equity.
9) Operating income and income from equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel.
13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q1 Report – 2017

Consolidated Statements of Net Income

(Dollars in millions, except per share data) (Unaudited)	Quarter January - March		Latest 12	Full Year
	2017	2016	months	2016
Net sales
Airbag products1)	$1,354.3	$1,324.8	$5,285.3	$5,255.8
Seatbelt products1)	687.1	664.1	2,688.2	2,665.2
Restraint control and sensing systems1)	254.7	250.6	1,035.1	1,031.0
Active safety products	191.5	190.5	739.6	738.6
Brake systems	120.5	0.0	503.5	383.0
Total net sales	$2,608.1	$2,430.0	$10,251.7	$10,073.6

Cost of sales	(2,065.6)	(1,929.0)	(8,153.2)	(8,016.6)
Gross profit	$542.5	$501.0	$2,098.5	$2,057.0

Selling, general & administrative expenses	(120.3)	(113.1)	(483.3)	(476.1)
Research, development & engineering expenses, net	(192.7)	(158.8)	(684.9)	(651.0)
Amortization of intangibles	(21.8)	(7.9)	(57.6)	(43.7)
Other income (expense), net	9.9	(16.0)	(12.6)	(38.5)
Operating income	$217.6	$205.2	$860.1	$847.7

Income from equity method investments	0.5	0.6	2.5	2.6
Interest income	2.0	1.2	5.3	4.5
Interest expense	(16.2)	(15.5)	(63.1)	(62.4)
Other non-operating items, net	(9.5)	(1.2)	3.1	11.4
Income before income taxes	$194.4	$190.3	$807.9	$803.8

Income taxes	(52.3)	(56.8)	(237.7)	(242.2)
Net income	$142.1	$133.5	$570.2	$561.6

Less; Net income (loss) attributable to non-controlling interest	(1.8)	0.3	(7.6)	(5.5)

Net income attributable to controlling interest	$143.9	$133.2	$577.8	$567.1

Earnings per share[2], 3)	$1.62	$1.51	$6.53	$6.42

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q1 Report – 2017

Consolidated Balance Sheets

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions, unaudited)	2017	2016	2016	2016	2016
Assets
Cash & cash equivalents	$1,235.2	$1,226.7	$1,182.6	$1,113.1	$1,161.6
Receivables, net	2,152.2	1,960.1	1,991.4	2,092.0	2,000.2
Inventories, net	758.6	773.4	799.2	750.4	766.7
Other current assets	183.0	180.7	172.1	167.0	131.6
Total current assets	$4,329.0	$4,140.9	$4,145.3	$4,122.5	$4,060.1

Property, plant & equipment, net	1,724.3	1,658.1	1,675.8	1,616.3	1,638.6
Investments and other non-current assets	388.3	352.2	345.1	354.2	350.3
Goodwill assets	1,895.4	1,870.7	1,891.5	1,894.2	1,838.7
Intangible assets, net	180.5	212.5	243.5	257.1	256.6
Total assets	$8,517.5	$8,234.4	$8,301.2	$8,244.3	$8,144.3

Liabilities and equity
Short-term debt	$225.2	$219.8	$73.0	$95.4	$28.8
Accounts payable	1,217.6	1,196.5	1,191.5	1,281.9	1,240.3
Other current liabilities	1,258.5	1,181.3	1,161.5	1,090.5	1,147.4
Total current liabilities	$2,701.3	$2,597.6	$2,426.0	$2,467.8	$2,416.5

Long-term debt	1,323.7	1,323.6	1,471.8	1,460.0	1,499.4
Pension liability	246.9	237.5	216.2	216.4	215.2
Other non-current liabilities	138.7	149.3	150.2	147.7	148.0
Total non-current liabilities	$1,709.3	$1,710.4	$1,838.2	$1,824.1	$1,862.6

Total parent shareholders’ equity	3,853.7	3,677.2	3,762.7	3,676.8	3,600.2
Non-controlling interest	253.2	249.2	274.3	275.6	265.0
Total equity	$4,106.9	$3,926.4	$4,037.0	$3,952.4	$3,865.2

Total liabilities and equity	$8,517.5	$8,234.4	$8,301.2	$8,244.3	$8,144.3

Q1 Report – 2017

Consolidated Statements of Cash Flow

	Quarter January - March		Latest 12	Full Year
(Dollars in millions, unaudited)	2017	2016	months	2016
Net income	$142.1	$133.5	$570.2	$561.6
Depreciation and amortization	114.8	85.1	412.7	383.0
Other, net	(25.9)	3.3	(27.6)	1.6
Changes in operating assets and liabilities	(81.8)	(21.4)	(138.2)	(77.8)
Net cash provided by operating activities	$149.2	$200.5	$817.1	$868.4

Capital expenditures, net	(121.4)	(91.2)	(528.8)	(498.6)
Acquisitions of businesses and other, net	–	(227.4)	–	(227.4)
Net cash used in investing activities	$(121.4)	$(318.6)	$(528.8)	$(726.0)

Net cash before financing1)	$27.8	$(118.1)	$288.3	$142.4

Net increase (decrease) in short-term debt	4.6	(14.6)	16.5	(2.7)
Dividends paid	(51.2)	(49.3)	(204.7)	(202.8)
Common stock options exercised	1.8	0.7	7.0	5.9
Dividend paid to non-controlling interests	–	(1.7)	–	(1.7)
Other, net	–	0.2	0.9	1.1
Effect of exchange rate changes on cash	25.5	10.9	(34.4)	(49.0)
Increase (decrease) in cash and cash equivalents	$8.5	$(171.9)	$73.6	$(106.8)
Cash and cash equivalents at period-start	1,226.7	1,333.5	1,161.6	1,333.5
Cash and cash equivalents at period-end	$1,235.2	$1,161.6	$1,235.2	$1,226.7
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q1 Report – 2017

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 74% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Change vs. same quarter last year
Quarter January - March 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$29.5	-	(24.7)	$54.2
	%	2.2	-	(1.9)	4.1
Seatbelt Products2)		$$23.0	-	(16.9)	$39.9
	%	3.5	-	(2.5)	6.0
Restraint Control and Sensing2)		$$4.1	-	(2.5)	$6.6
	%	1.6	-	(1.0)	2.6
Active Safety		$$1.0	-	(5.4)	$6.4
	%	0.5	-	(2.9)	3.4
Brake Systems		$$120.5	120.5	-	$ -
	%	100.0	100.0	-	-
Total		$$178.1	120.5	(49.5)	$107.1
	%	7.3	5.0	(2.1)	4.4
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by Region

Change vs. same quarter last year
Quarter January - March 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
China		$$27.1	36.6	(20.1)	$10.6
	%	6.9	9.2	(5.0)	2.7
Japan		$$63.4	47.8	2.1	$13.5
	%	32.0	24.1	1.1	6.8
Rest of Asia		$$13.7	-	6.8	$6.9
	%	6.3	-	3.1	3.2
Americas		$$36.7	36.1	(12.2)	$12.8
	%	4.4	4.4	(1.5)	1.5
Europe		$$37.2	-	(26.1)	$63.3
	%	4.7	-	(3.3)	8.0
Total		$$178.1	120.5	(49.5)	$107.1
	%	7.3	5.0	(2.1)	4.4
1) Effects from currency translations.

Q1 Report – 2017

Sales by Segment

Change vs. same quarter last year
Quarter January - March 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety		$$51.5	-	(41.5)	$93.0
	%	2.6	-	(2.1)	4.7
Electronics		$$126.9	121.9	(8.5)	$13.5
	%	27.8	26.7	(1.8)	2.9
Other and eliminations	$	$(0.3)	(1.4)	0.5	$0.6
Total		$$178.1	120.5	(49.5)	$107.1
	%	7.3	5.0	(2.1)	4.4
1) Effects from currency translations.

Q1 Report – 2017

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2017	2016	2016	2016	2016
Total current assets	$4,329.0	$4,140.9	$4,145.3	$4,122.5	$4,060.1
Total current liabilities	(2,701.3)	(2,597.6)	(2,426.0)	(2,467.8)	(2,416.5)
Working capital	$1,627.7	$1,543.3	$1,719.3	$1,654.7	$1,643.6
Cash and cash equivalents	(1,235.2)	(1,226.7)	(1,182.6)	(1,113.1)	(1,161.6)
Short-term debt	225.2	219.8	73.0	95.4	28.8
Derivative asset and liability, current	(4.5)	(8.4)	(3.7)	(3.0)	0.6
Dividends payable	53.0	51.2	51.2	51.2	51.1
Operating working capital	$666.2	$579.2	$657.2	$685.2	$562.5

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2017	2016	2016	2016	2016
Short-term debt	$225.2	$219.8	$73.0	$95.4	$28.8
Long-term debt	1,323.7	1,323.6	1,471.8	1,460.0	1,499.4
Total debt	$1,548.9	$1,543.4	$1,544.8	$1,555.4	$1,528.2
Cash and cash equivalents	(1,235.2)	(1,226.7)	(1,182.6)	(1,113.1)	(1,161.6)
Debt-related derivatives	(1.6)	(3.4)	(2.6)	(4.5)	(4.7)
Net debt	$312.1	$313.3	$359.6	$437.8	$361.9

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	March 31	December 31	March 31
(Dollars in millions)	2017	2016	2016
Net debt1)	$312.1	$313.3	$361.9
Pension liabilities	246.9	237.5	215.2
Debt per the Policy	$559.0	$550.8	$577.1

Income before income taxes2)	$807.9	$803.8	$801.5
Plus: Interest expense, net2, 3)	57.8	57.9	60.0
Depreciation and amortization of intangibles2, 4)	412.7	383.0	330.5
EBITDA per the Policy	$1,278.4	$1,244.7	$1,192.0

Leverage ratio	0.4	0.4	0.5

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q1 Report – 2017

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter January - March 2017			Quarter January - March 2016
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non- U.S.GAAP	Reported U.S. GAAP	Adjustments1)	Non- U.S. GAAP
Operating income	$217.6	$2.7	$220.3	$205.2	$16.9	$222.1
Operating margin, %	8.3	0.1	8.4	8.4	0.7	9.1
Income before taxes	$194.4	$2.7	$197.1	$190.3	$16.9	$207.2
Net income	$142.1	$2.1	$144.2	$133.5	$13.5	$147.0
Capital employed	$4,419	$2	$4,421	$4,227	$14	$4,241
Return on capital employed, %	20.2	0.2	20.4	20.8	1.7	22.5
Return on total equity, %	14.2	0.2	14.4	14.6	1.4	16.0
Earnings per share, diluted[2], 3)	$1.62	$0.03	$1.65	$1.51	$0.15	$1.66
Total parent shareholders' equity per share	$43.64	$0.03	$43.67	$40.82	$0.15	$40.97

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q1 Report – 2017

Segment Disclosure

Sales, including Intersegment Sales	Quarter January - March
(Dollars in millions)	2017	2016
Passive Safety	$2,040.2	$1,988.7
Electronics	583.3	456.4
Total segment sales	$2,623.5	$2,445.1
Corporate and other	1.4	0.3
Intersegment sales	(16.8)	(15.4)
Total net sales	$2,608.1	$2,430.0

Income before Income Taxes	Quarter January - March
(Dollars in millions)	2017	2016
Passive Safety	$204.9	$191.5
Electronics	13.6	11.8
Segment operating income	$218.5	$203.3
Corporate and other	(0.9)	1.9
Interest and other non-operating expenses, net	(23.7)	(15.5)
Income from equity method investments	0.5	0.6
Income before income taxes	$194.4	$190.3

Capital Expenditures	Quarter January - March
(Dollars in millions)	2017	2016
Passive Safety	$101.1	$72.8
Electronics	27.3	16.3
Corporate and other	1.1	2.7
Total capital expenditures	$129.5	$91.8

Depreciation and Amortization	Quarter January - March
(Dollars in millions)	2017	2016
Passive Safety	$73.1	$68.3
Electronics	38.8	14.7
Corporate and other	2.9	2.1
Total depreciation and amortization	$114.8	$85.1

Segment Assets	March 31 2017	December 31 2016
(Dollars in millions)
Passive Safety	$5,923.9	$5,637.0
Electronics	1,734.5	1,715.5
Segment assets	$7,658.4	$7,352.5
Corporate and other1)	859.1	881.9
Total assets	$8,517.5	$8,234.4
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q1 Report – 2017

Multi-year Summary

(Dollars in millions, except per share data)	20161)	20151)	20141)	20131, 6)	20121)
Sales and Income
Net sales	$10,074	$9,170	$9,240	$8,803	$8,267
Operating income	848	728	723	761	705
Income before income taxes	804	676	667	734	669
Net income attributable to controlling interest	567	457	468	486	483

Financial Position
Current assets excluding cash	2,914	2,705	2,607	2,582	2,312
Property, plant and equipment, net	1,658	1,437	1,390	1,336	1,233
Intangible assets (primarily goodwill)	2,083	1,794	1,661	1,687	1,707
Non-interest bearing liabilities	2,765	2,518	2,400	2,364	2,162
Capital employed	4,240	3,670	3,504	3,489	3,415
Net debt (cash)	313	202	62	(511)	(361)
Total equity	3,926	3,468	3,442	4,000	3,776
Total assets	8,234	7,526	7,443	6,983	6,570
Long-term debt	1,324	1,499	1,521	279	563

Share data
Earnings per share (US$) – basic	6.43	5.18	5.08	5.09	5.17
Earnings per share (US$) – assuming dilution	6.42	5.17	5.06	5.07	5.08
Total parent shareholders’ equity per share (US$)	41.69	39.22	38.64	42.17	39.36
Cash dividends paid per share (US$)	2.30	2.22	2.12	2.00	1.89
Cash dividends declared per share (US$)	2.32	2.24	2.14	2.02	1.94
Share repurchases	-	104	616	148	-
Number of shares outstanding (million)2)	88.2	88.1	88.7	94.4	95.5

Ratios
Gross margin (%)	20.4	20.1	19.5	19.4	19.9
Operating margin (%)	8.4	7.9	7.8	8.6	8.5
Pretax margin (%)	8.0	7.4	7.2	8.3	8.1
Return on capital employed (%)	20	20	21	22	21
Return on total equity (%)	15	14	12	13	14
Total equity ratio (%)	48	46	46	57	57
Net debt to capitalization (%)	7	6	2	n/a	n/a
Days receivables outstanding	74	73	71	70	66
Days inventory outstanding	33	33	32	31	30

Other data
Airbag sales3, 4)	5,256	5,036	5,019	4,822	5,392
Seatbelt sales3, 5)	2,665	2,599	2,800	2,773	2,657
Restraint control and sensing sales3, 7)	1,031	923	932	863	n/a
Active safety sales	739	611	489	345	218
Brake systems sales	383	-	-	-	-
Net cash provided by operating activities	868	751	713	838	689
Capital expenditures, net	499	450	453	379	360
Net cash used in investing activities	(726)	(591)	(453)	(377)	(358)
Net cash provided by (used in) financing activities	(200)	(319)	226	(318)	(91)
Number of employees, December 31	61,500	54,600	50,800	46,900	41,700

1) Costs in 2016, 2015, 2014, 2013 and 2012 for capacity alignments and antitrust matters reduced operating income by (millions) $37, $166, $120, $47 and $98 and net income by (millions) $29, $131, $80, $33 and $71, respectively. This corresponds to 0.4%, 1.8%, 1.3%, 0.6% and 1.2% on operating margins and 0.3%, 1.4%, 0.9%, 0.4% and 0.9% on net margins, respectively. The impact on EPS was $0.33, $1.48, $0.87, $0.34 and $0.74 while return on total equity was reduced by 0.7%, 1.7%, 1.9%, 0.8% and 1.8%, respectively for the same five year period. 2) At year end, excluding dilution and net of treasury shares. 3) Including Corporate and other sales. 4) Including restraint control and sensing (2012), steering wheels, inflators and initiators. 5) Including seat components until the divestiture in June 2012. 6) Including adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 7) In 2012, sales for restraint control and sensing were in airbag sales.